Exhibit 10.01

EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") dated as of November 3, 2015 (the "Effective Date") is entered into by and between Omnitek Engineering Corp., a California corporation (the "Company" or "Omnitek"), and Richard L. Miller, an individual ("Employee").

RECITALS

A. Whereas, the Company desires to employ Employee on the terms and conditions and for the consideration hereinafter set forth for the period provided herein commencing upon the Effective Date, and Employee desires employment with the Company on such terms and conditions and for such consideration as set forth herein;

B. Whereas, Employee possesses significant capabilities and knowledge important for the development of the Company's business and the Company desires to provide incentive to Employee to provide services to the Company;

C. Whereas, Employee will acquire, during the term of Employee's employment, significant knowledge and experience in the Company's business and intimate knowledge of its customers, processes, trade secrets, and/or other business information, and the Company needs to protect its commercial goodwill and other assets; and,

D. Whereas, Employee has agreed to the confidentiality and non-competition provisions set forth in this Agreement as partial consideration for the payment of certain compensation as hereinafter provided.

TERMS OF AGREEMENT

NOW, THEREFORE, in consideration of the above stated Recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment.

(a) Employment Period.  The Company hereby agrees to employ Employee and Employee hereby agrees to accept the employment with the Company on the terms and conditions set forth herein. The term of Employee's employment hereunder shall begin on the Effective Date and shall continue for a period of four (4) years (the "Initial Term"), unless terminated earlier pursuant to other provisions of this Agreement.

(b) Renewal.  At the end of the Initial Term, the Agreement will renew for an additional one year, and continue to renew each year thereafter (on the anniversary of the Effective Date) unless terminated pursuant to other provisions of this Agreement.  The period during which Employee remains an employee of the Company may be referred to herein as the "Employment Period").

2. Former Agreements.

(a) Employee represents, acknowledges and agrees that Employee is not a party to, bond by, or subject to any restrictions under any former Employment, Non-Compete, Non-solicitation or other similar type of agreement ("Former Agreements"); and

(b) Employee acknowledges and agrees that from and after the Effective Date, including upon the termination of this Agreement or Employee's employment pursuant to this Agreement, Employee's rights (if any) to salary, compensation, severance and any other benefits shall be determined solely under this Agreement.

3. Position and Responsibilities.

(a) Employee shall be the Chief Financial Officer of the Company, and shall have duties and responsibilities commensurate with such position and shall perform in general all duties incident to the office and such other duties and responsibilities as may be reasonably requested from time to time by the Chief Executive Officer or Board of Directors of the Company.
4.
(b) Employee agrees that while employed by the Company, Employee will devote Employee's full time, taking into consideration Employee's position, applying Employee's attention, skill and best efforts to the faithful performance of Employee's duties hereunder in a professional manner, to the exclusion of any other occupation.  Due to the nature of Employee's position, Employee agrees that Employee will work those hours reasonably necessary to complete Employee's duties hereunder, even if such duties require Employee to work outside of normal business hours. Employee agrees that in the performance of such duties and in all aspects of employment, Employee will comply with the policies, standards, work rules, strategies and regulations established from time to time by the Board of Directors of the Company.  Employee acknowledges that during the Employment Period, the Board of Directors of the Company may assign Employee duties, titles or positions that are different than those that Employee performs on the date hereof.  The Company's corporate office (the "Corporate Office") is located in Vista, California or such other place as determined by the Board of Directors from time to time.

4. Compensation and Other Benefits.

(a) Salary.  During the Employment Period, for the performance of Employee's duties under this Agreement, the Company shall pay Employee a base Salary (the "Salary") (less applicable federal, state and local income tax, withholding and other payroll taxes) of Eighty-Five Thousand dollars ($85,000) per annum.  The Salary shall be payable in accordance with the Company's customary payroll procedure for its other executives.  The Company shall review Employee's Salary on at least an annual basis and may increase, but not decrease, the Salary.

(b) Equity Participation.  The Company shall grant to Employee options to purchase up to one hundred thousand (100,000) shares of the Company's Common Stock (as adjusted for stock splits, combinations, recapitalizations, and the like occurring on and after the Effective Date) (such options the "Options"), with an exercise price representing 110% of the average of the closing price of the common stock as reported on the OTCBB for the prior 15 trading days periods on Date of Grant.  One-forty eight (1/48) of the total number of shares subject to the Option shall vest and become exercisable at the end of each month following the Date of Grant on the same day of each month as the Date of Grant, so that all shares subject to the Options will be fully vested on the fourth anniversary of the Effective Date.  The Options will be exercisable for a period of seven (7) years from the Date of Grant will be incentive stock options to the extent permitted by applicable law.  All stock options, whether granted during the employment term or any additional term of employment, will be granted pursuant to the Company's 2011 Long-Term Incentive Plan, as it may be amended and adopted from time to time.  The Company shall deliver the Stock Option Agreement as soon as practicable following the Effective Date (and in no case later than 15 days following the Effective Date).

(c) Benefits.  During the Employment Period, Employee shall be entitled to the benefits of such group medical, travel and accident, short- and long-term disability, and term life insurance (collectively, "Benefit Plans"), if any, as the Company shall make generally available from time to time to the Company's Executive officers, subject to and on a basis consistent with the terms, conditions and overall administration of such Benefit Plans.

(d)  Other.  During the Employment Period, Employee and, to the extent applicable, Employee's family, dependents, and beneficiaries, shall be allowed to participate in all benefits, plans, and programs, including improvements or modifications of the same, that are now or may hereafter be available to Executive officers of the Company generally.  Such benefits, plans, and programs may include a profit sharing plan, a thrift plan, group medical insurance, dental insurance, vision insurance, travel and accident insurance, short-term and long-term disability insurance, life insurance, and a pension plan.  The Company shall not, however, by reason of this subsection be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any such benefit plan or program, so long as such changes are similarly applicable to Executive officers of the Company generally.

(e) Bonuses.  Employee shall be eligible for additional bonus payments, which amounts, if any, shall be determined by the compensation committee of the Company's board of directors in its sole discretion in accordance with performance-based criteria applicable generally to the executive-level employees of the Company.

(f) Vacation and Holidays.  During the Employment Period, Employee shall be entitled to annual paid vacation of two (2) weeks, plus all paid holidays recognized by the Company.

(g) Travel Expenses.  Employee shall be entitled to reimbursement of all reasonable expenses incurred by him in the performance of Employee's services hereunder in accordance with the policies of the Company as established from time to time, and shall furnish to the Company such records and receipts as may be necessary to verify the foregoing expenses.

(h) Withholding. Employee acknowledges that the Company will withhold from amounts owing to him under this Agreement all appropriate income taxes, payroll taxes, and similar amounts as may be required by applicable laws.

5. Termination; Severance Benefits.

(a) Termination for Cause.  Notwithstanding anything to the contrary contained herein, the Company may terminate the employment of the Employee at any time during the Employment Period, effective immediately, For Cause.  "For Cause" shall mean any of the following:

(i) Employee's failure, on a repeated basis, in the reasonable judgment of the Company's Board of Directors, to perform Employee's assigned duties or responsibilities in accordance with Section 3 of this Agreement (other than a failure resulting from the Employee's Disability);

(ii) Employee engages in illegal conduct that is materially injurious to the Company;
Employee violates a federal or state law or regulation directly or indirectly applicable to the business of the Company, which violation is or was reasonably likely to be injurious to the Company;

(iii) Employee's breach of the terms of any confidentiality agreement or invention assignment agreement between Employee and the Company, or any of the covenants contained in Section 6 of this Agreement;

(iv) Employee fails to comply with the direction of the Board of Directors of the Company or violates standards of conduct or work rules the violation of which is grounds for dismissal of an employee of the Company;

(v) Employee's repeated misuse (following at least one written warning from the Company) of alcohol, narcotics, or other controlled substances that is materially detrimental to the Company and that materially interferes with Employee's performance of Employee's duties hereunder;

(vi) Employee being convicted of, or entering a plea of nolo contendere to, a felony or committing any act of moral turpitude or fraud against, or misappropriates property belonging to, the Company.

If Employee's employment is terminated for Cause, he shall be entitled to any earned but unpaid Base Salary through the Termination Date, , credit for any vacation accrued (on a time apportioned basis through the Termination Date) but not taken, reimbursement for expenses properly reimbursable and not previously reimbursed through the Termination Date, and employee benefits to which Employee is then entitled as expressly provided in Benefit Plans in which Employee participates, but shall not be entitled to any severance compensation or any other benefits; and the Company shall have no further obligation to Employee under this Agreement.

(b) Notice of Termination.   In all cases other than Section 5(a)(vi) above, prior to the Company having the right to terminate Employee's employment with the Company For Cause pursuant to Section 5(a): (1) the Company's  Board of Directors must first provide written notice to Employee describing in reasonable detail the basis upon which the Company would terminate Employee's employment with the Company (the "Notice of Intent to Terminate") for Cause and the Employee must have had the opportunity not less than ten (10) nor more than thirty (30) days after the written notice, to address the Company's full Board of Directors, with counsel, regarding such alleged basis for termination; and (2) Employee shall have failed, in the sole judgment of a majority of the Board of Directors, during the period from the date of receipt of the Notice of Intent to Terminate and the date which the Employee addresses the Board of Directors, to remedy any such alleged  basis for "For Cause" termination.  In the event that the Board of Directors decides after the above procedure to terminate Employee For Cause, Employee's employment shall be terminated immediately.  In the event that the basis for "For Cause" termination is due to a violation described in Section 5(a)(vi) above, the Board of Directors shall provide Employee with a notice of termination ("Notice of Termination") which: (i) indicates the specific termination provision of this Agreement relied upon; (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under Section 5(a)(vi); and (iii) specifies the Termination Date.

(c) Disability of Employee.  Upon the Disability of Employee for a continuous period of 180 days, the Company may terminate the employment of Employee.  On termination pursuant to this Section 5(c), the Employment Period shall end immediately and the Company shall: (i) pay Employee's Base Salary through the end of the month in which such termination occurs, plus credit for any vacation accrued (on a time-apportioned basis through the Termination Date) but not taken; (ii) reimburse Employee for expenses properly reimbursable and not previously reimbursed; and (iii) pay or otherwise make available to Employee benefits to which Employee is then entitled as expressly provided in Benefit Plans in which Employee participates. In such event, Employee shall not be entitled to any severance compensation or any other employee benefits and the Company shall have no further obligation to Employee under this Agreement.

(d) Death of Employee.   Upon the death of Employee, this Agreement shall terminate and the Employment Period shall end immediately.  The Company shall thereupon pay or otherwise make available to Employee's executor, administrator or other legal representative: (i) Employee's Base Salary through the end of the month in which death occurs, , plus credit for any vacation accrued (on a time-apportioned basis through the Termination Date) but not taken; (ii) reimbursement for expenses properly reimbursable and not previously reimbursed; and (iii) benefits to which Employee's executor, administrator or other legal representative is then entitled as expressly provided in Benefit Plans in which Employee participates.  In such event, Employee's executor, administrator or other legal representative shall not be entitled to any severance compensation or any other employee benefits, and the Company shall have no further obligation to Employee or Employee's executor, administrator or other legal representative under this Agreement.

(e) Other Termination by Company.  The Company shall have the right to terminate Employee's employment at any time other than pursuant to any of Sections 5(a) through 5(d) above by giving thirty (30) days' prior written notice to Employee. On termination pursuant to this Section 5(e), Employee shall be entitled to Base Salary for a period of six (6) months from the Termination Date, , plus credit for any vacation accrued (on a time apportioned basis through the Termination Date) but not taken, reimbursement for expenses properly reimbursable but not previously reimbursed through the Termination Date, and employee benefits to which Employee is entitled as of the Termination Date as expressly provided in benefit plans in which Employee participates, but shall not be entitled to any other severance compensation or any other benefits and the Company shall have no further obligation to Employee under this Agreement.

(f) Termination by Employee for Good Reason.   Employee shall have the right (unless the Company shall have theretofore terminated Employee's employment pursuant to any other provision of this Agreement) to terminate Employee's employment at any time for Good Reason (as hereinafter defined) by giving thirty (30) days' prior written notice to the Company; provided that: (i) on receipt of such notice, the Company shall have the right, by written notice to Employee, to cause the termination pursuant to this Section 5(f) to be effective at any earlier date within such thirty (30) day period, and (ii) the Company shall nevertheless have the right and power to terminate Employee's employment For Cause pursuant to Section 5(a) during such thirty (30) day period, which right shall not be limited or otherwise affected by any action taken by Employee pursuant to this Section 5(f), and if the Company terminates Employee's employment pursuant to Section 5(a) during such thirty (30) day period, Employee's notice of termination pursuant to this Section 5(f) shall be void and of no effect.  On termination pursuant to this Section 5(f), Employee shall be entitled to Base Salary for a period of six (6) months from the Termination Date, , plus credit for any vacation accrued (on a time apportioned basis through the Termination Date) but not taken, reimbursement for expenses properly reimbursable but not previously reimbursed through the Termination Date, and employee benefits to which Employee is entitled as of the Termination Date as expressly provided in Benefit Plans in which Employee participates, but shall not be entitled to any other severance compensation or any other employee benefits and the Company shall have no further obligation to Employee under this Agreement.

As used herein, "Good Reason" shall mean: (i) the Company has failed to assign to the Employee duties or the reduction of the Employee's duties, on a consistent basis, which results in a significant diminution in the Employee's position or responsibilities with the Company; (ii) a substantial reduction, without good business reasons, as determined by the Company's Board of Directors, of the facilities and perquisites (including office space and location) available to the Employee; or (iii) any material breach by the Company of any material provision of this Agreement.

(g) Termination by Employee without Good Reason.   Employee shall have the right to terminate Employee's employment at any time without Good Reason by giving thirty (30) days' prior written notice to the Company; provided that, (i) on receipt of such notice, the Company shall have the right, by written notice to Employee, to cause the termination to be effective at any earlier date within such thirty (30) day period, and (ii) the Company shall nevertheless have the right and power to terminate Employee's employment For Cause pursuant to Section 5(a) during such thirty (30) day period, which right shall not be limited or otherwise affected by any action taken by Employee pursuant to this Section 5(g), and if the Company terminates Employee's employment pursuant to Section 5(a) during such thirty (30) day period, Employee's notice of termination pursuant to this Section 5(g) shall be void and of no effect.  On termination pursuant to this Section 5(g), Employee shall be entitled to any earned but unpaid Base Salary through the Termination Date, , credit for any vacation accrued (on a time apportioned basis through the Termination Date) but not taken, reimbursement for expenses properly reimbursable and not previously reimbursed through the Termination Date, and benefits to which Employee is then entitled as expressly provided in Benefit Plans in which Employee participates, but shall not be entitled to any severance compensation or any other employee benefits; and the Company shall have no further obligation to Employee under this Agreement.

6. Inventions, Confidential Information, Competition and Related Matters.

(a) Assignment of Inventions.  Employee agrees that Employee will promptly and fully disclose to the Company, and the Company agrees to keep confidential, all inventions, designs, creations, processes, technical or other developments, improvements, ideas, concepts and discoveries (collectively, "Inventions"), whether patentable or not, and all copyrightable works of any type or medium ("Works"), of which Employee has obtained or obtains knowledge or information during the Employee's employment with the Company and which relate to, any research or experimental, developmental or creative work carried on or contemplated by the Company, or the Products or Services of the Company.  All Inventions and Works are and shall remain the exclusive property of the Company.  Employee agrees that Employee will assign, and hereby does assign, to the Company or its designee, all of Employee's right, title and interest in and to all Inventions (whether patentable or not) and all Works, conceived, originated, made, developed or reduced to practice by Employee, alone or with others, during Employee's employment by the Company (whether before, on or after the date of this Agreement).  All Works are and shall be deemed to be "works for hire" under 17 U.S.C. §101 of the U.S. Copyright Act of 1976 and all other applicable laws and regulations.

During Employee's employment with the Company and for a period of one (1) year after any termination for any reason of such employment, Employee agrees to assist the Company to obtain any and all patents, copyrights, trademarks and service marks relating to Inventions and Works and to execute all documents and do all things necessary to obtain letters patent and copyright, trademark and service mark registrations therefor, to vest the Company or its designee with full and exclusive title thereto, and to protect the same against infringement by others, all as and to the extent that the Company may reasonably request and at the Company's expense, for no consideration to the Employee other than the Employee's compensation, if any, under Section 4.

Notwithstanding any of the foregoing provisions of this Section 6(a) to the contrary, this Section 6(a) shall not apply to an Invention or Work developed entirely on Employee's own time without using the Company's equipment, supplies, facilities or trade secret information, except for those Inventions and Works that either (a) relate at the time of conception or reduction to practice of the Invention or Work to the Company's business, Products or Services, or to demonstrably anticipated research or development of the Company, or (b) result from any work performed by Employee for the Company.  Employee acknowledges that the preceding sentence constitutes the notification required by California Labor Code Section 2872.  Employee has listed on Attachment A to this Agreement, which the Company agrees to keep confidential, all unpatented Inventions owned, conceived, originated, made, developed or reduced to practice by Employee (whether before or during Employee's employment with the Company) qualifying for the exception in the first sentence of this paragraph.

(b) Restrictions on Use and Disclosure of Information.  Documents prepared by Employee or other employees or agents of the Company and Confidential Information that might be given to Employee in the course of performing Employee's duties hereunder are the exclusive property of the Company and shall remain in the Company's possession on the Company's premises or at such location designated by the Board of Directors of the Company.  Under no circumstance shall any such Confidential Information or documents be removed without the written consent of the Board of Directors of the Company first being obtained.

Immediately at any time on request by the Company and in any event upon the expiration or termination of Employee's employment under this Agreement, regardless of the reason therefor, Employee shall forthwith deliver to the Company all documents, procedural manuals, guides, specifications, formulae, plans, drawings, flow charts, designs and other materials, records, data bases, computer disks or printouts, customer lists and compilations of special information on customer requirements, notebooks and similar repositories of Confidential Information and Inventions, including all copies thereof, whether prepared by Employee or others.

Employee acknowledges and agrees that the Confidential Information is regularly used or contemplated to be used in the business of the Company, is owned by the Company and is held in confidence by the Company.  Except as required by Employee's duties hereunder, Employee agrees that he shall never, directly or indirectly, use, publish, disseminate or otherwise disclose to any person or entity any Confidential Information or Inventions without the prior written consent of the Board of Directors of the Company, or as otherwise required by law or legal process.  Nothing contained in this Section 6(b) shall prevent disclosure of information which previously has been completely disclosed in a published patent or other publication of general circulation, or otherwise been disclosed without restrictions to third parties by the Company or its Affiliates.  Employee further agrees that Employee will immediately and fully inform the Company of any actual or suspected disclosure to or use by any third party of any Confidential Information of which Employee gains knowledge while employed by the Company or any of the Company's predecessors in interest.

(c) Restrictive Covenants; Non-competition; Non-Solicitation; Non-Interference; Non-Inducement.  The parties recognize that an important part of the duties of Employee hereunder and the value to be received by the Company from Employee's services is the preservation and improvement of the goodwill and customer relationships of the Company.  The parties desire to protect the Company against any attempt by Employee to compete with the Company so as to appropriate the goodwill and customer relationships of the Company.  Accordingly, Employee agrees that Employee shall not directly or indirectly:

(i) For so long as Employee is employed by the Company, own an interest, join, operate, control, participate in or be connected, as an officer, director, manager, employee, agent, independent contractor, consultant, member, partner, shareholder or principal, with any corporation, limited liability company, partnership, joint venture, proprietorship, association or other entity or person  engaged in the business of selling or distributing any of the Products or Services or similar products or services anywhere in the World (it being acknowledged that the market for the Products and Services is global); or

(ii) For so long as Employee is employed by the Company, sell to or solicit purchases of Products by customers who were customers or prospective customers of the Company, its predecessors in interest or its Affiliates at any time during the term of Employee's employment with the Company before, on or after the date of this Agreement; or

(iii) For so long as Employee is employed by the Company and for two (2) years from the Termination Date, interfere or attempt to interfere with any contractual or business relationship or prospective business advantage of the Company; or,

(iv) For so long as Employee is employed by the Company and for two (2) years from the Termination Date, induce or attempt to induce any employee of the Company to leave the Company's employ or any consultant of the Company to terminate engagement with the Company.

Notwithstanding anything to the contrary contained herein, nothing in this Section 6(c) shall prevent Employee from owning, directly or indirectly, securities of, or otherwise participating in the ownership of, any publicly-owned business which is engaged in the business of developing, manufacturing, selling or distributing Products and Services, so long as Employee shall not own more than five (5) percent of the total equity interest and shall not be in control of such business and the fair value of Employee's ownership interests in such business.

(d) Non-disparagement.  Employee shall not, during Employees employment or at any time after the Termination Date (i) attempt or seek to cause any of the customers of the Company to refrain from maintaining, selling to, or acquiring from or through the Company any service or product relating to the Company's business as conducted during the term of this Agreement; or (ii) openly disparage the Company or any of its equity holders, directors, officers, employees, advisors or agents, which has or may reasonably be expected to have a material adverse effect on a current or prospective business relationship with a current or prospective customer, supplier, vendor, investor, direct or indirect equity owner, director, employee, advisor, agent or creditor.

(e) Return of Information.  Upon termination or expiration of this Agreement, or at any time the Company may request, the Employee shall return to the Company, and will not keep in Employee's possession, all Confidential Information, including documents, drawings, computer files, or any other information in tangible form.

(f) Legal Duties.  Employee acknowledges and agrees that Employee's agreements herein are intended to implement certain of Employee's duties under federal and state laws, such as California Labor Code section 2860, which provides:

"Everything which an employee acquires by virtue of Employee's employment, except the compensation which is due to Employee from Employee's employer, belongs to the employer, whether acquired lawfully or unlawfully, or during or after the expiration of the term of  employment."

Nothing in this Agreement shall be interpreted or construed as limiting Employee's obligations or the Company's rights under any of such laws.

(g) Remedies on Breach of Section 6.

(i) Effect of Breach. The Company and Employee hereby stipulate that, as between them, that Confidential Information and Inventions are important, material, and confidential and that disclosure of that information will gravely affect the successful conduct of the Company's business and its goodwill and that any breach of the terms of this Section 6 is a material breach of this Agreement.

(ii) Remedies.  Employee acknowledges that any failure to comply with the provisions of this Section 6 shall cause irreparable harm to the Company and that money damages alone would be insufficient to compensate the Company.  Employee therefore agrees that any court having jurisdiction may enter a preliminary or permanent restraining order or injunction against Employee in the event of actual or threatened breach of any of the provisions of this Section 5, without any necessity for the Company to post any bond or other security in connection therewith.  Any such relief shall not preclude the Company from seeking any other relief at law or equity with respect to any such claim.

(iii) Blue-Pencil.  If any court of competent jurisdiction shall at any time determine that any particular covenant in this Section 6 is too restrictive, the other provisions of this Section 6 shall nevertheless remain in effect. Upon such determination(s), the covenants herein shall be deemed to be the most restrictive permissible by law under the circumstances.  This Agreement shall be modified to incorporate the final determination(s) made in each case the court makes such determination(s).

(h) Nondisclosure to the Company.  Employee represents, warrants and agrees that Employee does not possess and will not use, in connection with Employee's employment by the Company, and will not disclose to the Company, any trade secrets or other confidential or proprietary information or intellectual property in which any other person has any right, title or interest, without the express authorization of such other person.  Employee represents and warrants that Employee's employment by the Company as contemplated hereby will not infringe or violate the rights of any other corporation, limited liability company, partnership, trust, proprietorship, association or other entity or person.

(i) Trade Secrets of Third Parties.  Employee acknowledges and understands that, in dealing with existing and potential suppliers, customers, contracting parties and other third parties with which the Company has business relations or potential business relations, the Company may receive confidential and proprietary information and materials from such third parties subject to the Company's understanding that the Company will maintain the confidentiality thereof and will require its employees and consultants to do so.  Employee agrees to treat all such information and materials as Confidential Information subject to this Agreement.

(j) Survival.  The representations, warranties and agreements in this Section 5 shall survive any cancellation, termination, rescission or expiration of this Agreement and any termination of Employee's employment with the Company.

7. Entire Agreement.

 This Agreement constitutes the entire agreement between the parties and supersedes any prior or contemporaneous oral or written communications, representations or agreements with respect to the subject matter hereof.

8. Miscellaneous.

(a) Amendment.  This Agreement shall be amended only by a written document signed by each party hereto.

(b) Notice.  All notices, consents, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given:  (a) when received by facsimile or similar device, if subsequently confirmed by a writing sent within 24 hours after the giving of such notice; (b) upon receipt if delivered personally; (c) five (5) days following deposit in the United States mail by certified first class mail, postage prepaid; or (d) on the date of receipt, if sent by a recognized national or international overnight delivery service; and in any case, addressed as follows:

If to the Company, addressed to:
Omnitek Engineering Corp.
Attn: Werner Funk
1333 Keystone Way, #101
Vista, California 92081
Facsimile No.:  (760) 591-0880

If to the Employee, addressed to:
Richard L. Miller
1628 Jerrilyn Place
Encinitas, CA 92024

Each party shall give prompt written notice to the other parties of any change of address.  No change in any of such addresses shall be effective insofar as such notices and other communications are concerned, unless notice of such change shall have been given to the other party hereto as provided in this Section 8(b).

9. Construction.  The titles and headings to the Sections and paragraphs contained in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  When the context so requires, references herein to the singular number include the plural and vice versa and pronouns in the masculine or neuter gender include the feminine.

10. Successors and Assigns; Third Party Beneficiaries.  This Agreement shall be binding upon and shall inure to the benefit of the executors, guardians, administrators, heirs, legatees, successors and assigns of the Company and Employee.  No other person not a party hereto shall derive any rights hereunder or be construed to be a third party beneficiary thereof.

11. Assignment.  The Company may assign this Agreement or any or all of its rights under this Agreement and delegate any or all of its obligations under this Agreement.  Without the prior written consent of the Company, Employee shall not assign this Agreement or any rights hereunder, or delegate any duties hereunder, voluntarily or involuntarily, by operation of law or otherwise and any such assignment or delegation by

Employee that may be attempted or purported without the Company's consent shall be void and of no effect.

12. Waiver.  No waiver by a party at any time of any breach by the other party of, or compliance by the other party with, any provision of this Agreement to be performed by the other party shall be deemed a waiver of any other provision at the same time or at any prior or subsequent time.

13. Governing Law.   This Agreement shall be construed and interpreted in accordance with the internal substantive laws of the State of California, without regard to its conflicts of law provisions.

14. Consent to Jurisdiction and Venue.

(a) Jurisdiction.  Each of the parties hereto hereby consents to the jurisdiction of all state and federal courts located in San Diego County, California, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for the purpose of any suit, action, or other proceeding arising out of, or in connection with, this Agreement or any of the transactions contemplated hereby, including any proceeding relating to ancillary measures in aid of arbitration, provisional remedies, and interim relief, or any proceeding to enforce any arbitral decision or award.  Each party hereby expressly waives any and all rights to bring any suit, action, or other proceeding in or before any court or tribunal other than the courts described above and covenants that it shall not seek in any manner to resolve any dispute other than as set forth in this section, or to challenge or set aside any decision, award, or judgment obtained in accordance with the provisions hereof.

(b) Venue.  Each of the parties hereto hereby expressly waives any and all objections it may have to venue, including the inconvenience of such forum, in any of such courts.  In addition, each party consents to the service of process by personal service or any manner in which notices may be delivered hereunder in accordance with this Agreement.

15. Waiver of Jury Trial.  The Parties hereto hereby voluntarily and irrevocably waives trial by jury in any Proceeding brought in connection with this Agreement, any of the related agreements and documents, or any of the transactions contemplated hereby or thereby. For purposes of this Settlement Agreement, "Proceeding" includes any threatened, pending, or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing, or any other actual, threatened, or completed proceeding, whether brought by or in the right of any party or otherwise and whether civil, criminal, administrative, or investigative, in which a Party was, is, or will be involved as a party or otherwise.

16. Severability.   The provisions of this Agreement shall be deemed to be severable, and if any provision hereof shall be held invalid or unenforceable by a court of competent jurisdiction, such holding shall be strictly construed and shall not affect the validity or effect of any other provision hereof, and the parties shall use all reasonable efforts to amend or replace the invalid or unenforceable provision in a manner that implements as nearly as possible the parties' original intent with respect to such provision, to the extent practicable.

17. Execution in Counterparts and by Facsimile.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument, and shall become a binding agreement when one or more counterparts have been signed and delivered by each party.  Any party may execute this Agreement by facsimile signature and the other parties will be entitled to rely on such facsimile signature as evidence that this Agreement has been executed by such party.

18. Definitions.  For the purposes of this Agreement, the terms below shall have the indicated meanings.

(a) An "Affiliate" of, or person "Affiliated" with a specified person, as used in this Agreement, shall mean a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

(b) "Confidential Information" shall mean trade secret and other confidential or proprietary information of the Company, its predecessors in interest, or any Affiliate of the Company or its predecessors in interest, whether or not marked or identified as Confidential Information. Without limiting the generality of the foregoing definition, Confidential Information shall include: data related to the Products, including research and development work, information regarding patents, patent applications, designs, trade secrets, trade dress, trademarks, service marks, trademark and service mark applications, trade names and computer programs and codes; material and work products; names, addresses and information concerning former, existing and prospective customers/clients; names, addresses and information concerning all contacts at all such customers/clients; all agreements with all former, existing and prospective customers/clients; costing, pricing and estimation procedures and formulae regarding proposals and other uses; sales, profit and loss, profit margin, production costs, overhead and other bookkeeping and accounting information; all information regarding business development and marketing; names, addresses and information concerning all contacts at the Company's vendors and suppliers and the vendors and suppliers of its predecessors in interest or its Affiliates; costs and contents of proposals by or to and agreements with all such vendors and suppliers; confidential information revealed to the Company, its predecessors in interest or its Affiliates by third parties and which the Company is obligated to keep confidential; information contained in manuals, memoranda, plans, drawings and designs, formula books, specifications, flow charts, computer discs, tapes, and other media programs and printouts of the Company or any of its predecessors in interest or Affiliates; and other books and records of the Company.

(c) "Disability" as used herein, shall mean the physical or mental incapacity of Employee which the Company determines prevents Employee from performing any substantial part of Employee's then applicable duties for the Company with or without reasonable accommodation (other than accommodation which would impose undue hardship on the Company).

(d) "Gasified Diesel Engine(s)" as used herein, shall mean diesel to natural gas converted engines.

(e) "Products" shall mean (i) any and all products under design, in development, being tested, certified, being manufactured, or currently sold by the Company, including without limitation filters, components, controllers, conversion kits, and Gasified Diesel Engines; and (ii) any other products, designed, developed, produced, assembled, manufactured or marketed by or for the Company or its predecessors in interest, or that the Company or any subsidiary or Affiliate, hereafter designs, develops, produces, assembles, manufactures, markets or sells, which are derived from or related to the Products.

(f) "Services" shall mean demonstrating, designing, developing, testing, manufacturing, machining, modifying, installing, servicing, certifying or tuning of any of the Products or designing, manufacturing, creating tooling for, or machining equipment to manufacture any of the Products.

(g) "Termination Date" shall mean the date Employee ceases to be employed by the Company.

**** Signature Page Follows ****

IN WITNESS WHEREOF, the parties have executed this Employment Agreement effective as of the day and year first above written.

OMNITEK ENGINEERING CORP.

__________________________________________
 By: Werner Funk
Its:  President and CEO

EMPLOYEE

/s/ Richard L. Miller
__________________________________________
Richard L. Miller

ATTACHMENT A
TO
EMPLOYMENT AGREEMENT

The undersigned Employee certifies that Employee owns the interest indicated below in the following inventions, designs, processes, technical or other developments, improvements, ideas and discoveries, as contemplated by Section 6(a) of this Agreement:

NONE

/s/ Richard L. Miller
__________________________________________
Richard L. Miller

Date:  November 5, 2015